Exhibit 1





FOR IMMEDIATE RELEASE                   Contacts:  Bert Byerley
- ---------------------                              214/879-5588
                                                   Gary White
                                                   214/879-5540


            LOMAS FINANCIAL CORPORATION COMPLETES SALE OF
               THE ASSETS OF LOMAS INFORMATION SYSTEMS


     DALLAS -- December 19, 1994 -- Lomas Financial Corporation
(NYSE: LFC) announced today that it has completed the sale of substantially all of the assets of Lomas Information Systems, Inc. ("LIS") to Residential Information Services Limited Partnership ("RIS"), a newly formed affiliate of Residential Services Corporation of America ("RSCA"). RSCA is a subsidiary of The Prudential Insurance Company of America. As previously disclosed, as consideration for the sale Lomas received $2.5 million in cash; an $8.0 million note due five years after closing and accruing interest at a rate per annum of 8% payable at maturity, which note can be adjusted based on future financial performance of the information systems unit; and a contingent interest equal to 35 percent of the purchaser's adjusted gross revenues in excess of $55 million per year generated during the seven years ending December 31, 2001.
     RSCA today confirmed that it intends to convert its current
$75 billion, 550,000 loan servicing portfolio to the EXCELIS Mortgage Loan Servicing System acquired from LIS and that it will keep RIS in the Dallas area.
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                                                           Exhibit 1
                                                         (Continued)



Lomas Financial Corporation          -2-             December 19, 1994

     Jess Hay, chairman of Lomas, in commenting on the transaction, said, "Now that we have closed the transaction, I want to say again how very pleased we are that our information services business in the future will reside in the strong hands of the mortgage related subsidiaries of The Prudential and we look forward to working with them through an orderly transition to assure continuation of quality service to all of Lomas Information Systems' customers. The sale is a 'win-win' transaction. For Lomas, it means the elimination of operating losses which in fiscal 1994 totaled $23.2 million and the cessation of cash subsidy requirements which have been running at the rate of about $15.0 million per year. From the purchaser's perspective on the other hand, the LIS products include technology which we believe to be the best currently available to the mortgage industry and, in concert with the marketing and financial strength of the purchaser, the quality of those products and the extraordinary technical competence of the LIS staff should generate increased revenues and attractive operating results in the future."

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